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                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 1) *

                         CASA OLE RESTAURANTS, INC.
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                                (Name of Issuer)

                   Common Stock, par value $.01 per share
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                         (Title of Class of Securities)

                                   14712P 10 4
                     ----------------------------------
                                 (CUSIP Number)


       * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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CUSIP NO. 14712P 10 4

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        1           Names of Reporting Persons
                    S.S. or I.R.S. Identification Nos. of above persons

                                             Robert L. Forehand

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        2           Check the appropriate box if a member of a group
                                                                        (a) [ ]
                                                                        (b) [X]

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        3           SEC use only


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        4           Citizenship or place of organization

                                             United States

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                           5      Sole voting power
                                                            130,000 (see item 4)

                           -----------------------------------------------------
                           6      Shared voting power
    NUMBER OF SHARES
   BENEFICIALLY OWNED                                       -0-
    BY EACH REPORTING      -----------------------------------------------------
       PERSON WITH
                           7      Sole dispositive power
                                                            130,000 (see item 4)
                           -----------------------------------------------------

                           8      Shared dispositive power
                                                            -0-
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        9           Aggregate amount beneficially owned by each reporting person

                                             130,000 (see item 4)

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        10          Check if the aggregate amount in row (9) excludes certain
                    shares

                                             Not applicable

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        11          Percent of class represented by amount in row (9)

                                             3.6% (see item 4)
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        12          Type of reporting person (see instructions)

                                             IN
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ITEM 1.

       (a)    NAME OF ISSUER:

              CASA OLE RESTAURANTS, INC.

       (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              1135 Edgebrook
              Houston, Texas  77034

ITEM 2.

       (a)    NAME OF PERSON FILING:

              Robert L. Forehand

       (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE,
              RESIDENCE:

              1135 Edgebrook
              Houston, Texas  77034

       (c)    CITIZENSHIP:

              United States

       (d)    TITLE OF CLASS OF SECURITIES:

              Common Stock, par value $.01 per share

       (e)    CUSIP NUMBER:

              14712P 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

       (a)    [ ]    Broker or Dealer registered under section 15 of the Act
       (b)    [ ]    Bank as defined in section 3(a)(6) of the Act
       (c)    [ ]    Insurance Company as defined in section 3(a)(19) of the
                     Act
       (d)    [ ]    Investment Company registered under section 8 of the
                     Investment Company Act





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       (e)    [ ]    Investment Adviser registered under section 203 of the
                     Investment Advisers Act of 1940
       (f)    [ ]    Employee Benefit Plan, Pension Fund which is subject to
                     the provisions of the Employee Retirement Income Security
                     Act of 1974 or Endowment Fund; see Section  240.13d-
                     1(b)(1)(ii)(F)
       (g)    [ ]    Parent Holding Company, in accordance with Section
                      240.13d-1(b)(1)(ii)(G)  (Note:  See Item 7)
       (h)    [ ]    Group, in accordance with Section  240.13d-1(b)(1)(ii)(H)

ITEM 4.       OWNERSHIP:

       (a)    AMOUNT BENEFICIALLY OWNED: 130,000 (1)

       (b)    PERCENT OF CLASS: 3.6%

       (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (i)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                            130,000(1)

              (ii)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                            -0-

              (iii)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                            130,000(1)

              (iv)   SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                            -0-





--------------------

        (1) Robert L. Forehand sold 100,000 shares of Common Stock of Casa Ole Restaurants, Inc. (the "Company") in the Company's initial public offering in April 1996, and since that time has held 130,000 shares of the Company's Common Stock, comprising approximately 3.6% of the outstanding Common Stock of the Company. Accordingly, the filer has completed item 5 of this Schedule 13G.


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ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

              Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
              COMPANY:

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

              Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP:

              Not applicable.

ITEM 10.      CERTIFICATION:

              Not applicable.

       SIGNATURE.

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.



Dated: February 20, 1997





                                                  /s/ Robert L. Forehand
                                                  ------------------------------
                                                  Robert L. Forehand





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